Exhibit 99.1

Lulus Reports Third Quarter 2025 Results

Net Loss Improves by $4.6 Million in Q3’25 vs Q3’24 Underscoring Ongoing Operational and Financial Improvement

Second Consecutive Quarter of Positive Adjusted EBITDA in Q3’25; Increase of $3.9M, Compared to Q3’24

Gross Profit Increased 2% in Q3’25 compared to Q3’24

CHICO, Calif., November 12, 2025 -- Lulu’s Fashion Lounge Holdings, Inc. (“Lulus” or the “Company”) (Nasdaq: LVLU) today reported financial results for the third quarter ended September 28, 2025.

Crystal Landsem, CEO of Lulus, said:

“We believe our third quarter results reflect the meaningful progress we’re making in strengthening and optimizing core areas of the business through disciplined execution of our strategic priorities. We delivered another quarter of notable sequential improvement in year-over-year net revenue comparisons, supported by continued positive demand trends in our special occasion and bridesmaid categories. First time reorders saw strong results, and our refined reorder pipeline continues to demonstrate positive traction. In addition, gross margin and product margin both increased over 400 basis points over the prior year period, highlighting the impact of our optimization efforts and demand for our higher-margin event-focused assortment. Furthermore, we delivered our second consecutive quarter of positive Adjusted EBITDA, in line with our expectations.

We remain focused on actively repositioning our casual wear and footwear categories, and continue to prioritize assortment optimization, sku reduction, cost efficiency, and strengthening our presence as a key destination for event dressing and attainable luxury.  With a new credit agreement in place, a leaner cost structure and an improving balance sheet, we believe we are well positioned to execute against our strategic priorities to drive sustainable long term growth and shareholder value.”

Third Quarter 2025 Highlights:

●	Gross profit increased 2% to $31.4 million and Gross Margin increased 450 basis points to 42.6%, in each case compared to the same period last year.
●	Net revenue of $73.6 million, a 9% decrease compared to the same period last year, driven by a 14% decrease in Total Orders Placed partly offset by a 8% increase in Average Order Value (“AOV”) from $131 to $141, compared to the same period last year.
●	Active Customers of 2.4 million, an 11% decrease compared to 2.7 million in the same period last year.
●	Net loss of $2.3 million, compared to net loss of $6.9 million in the same period last year.
●	Adjusted EBITDA* of $0.4 million, compared to ($3.6) million in the same period last year.
●	Net cash used in operating activities of $1.8 million, compared to net cash used in operating activities of $5.5 million in the same period last year.
●	Year to date Free Cash Flow* of $3.5 million, compared to $2.7 million in the same period last year.

Note: “*” represents a non-GAAP financial measure. See “Use of Non-GAAP Financial Measures and Other Operating Metrics” section below for definitions of these metrics.

Fourth Quarter and Full Year 2025 Financial Outlook:

●	Similar to third quarter 2025, we expect significant year over year improvement in Adjusted EBITDA in the fourth quarter 2025.
●	We reaffirm our prior full year 2025 capital expenditures estimate of approximately $2.5 million.

Forecasting future results or trends is inherently difficult for any business, and actual results or trends may differ materially from those forecasted. Lulus’ outlook is based on current indications for its business. Lulus’ outlook factors in our current best estimates for anticipated headwinds, including those related to the level of tariffs, consumer demand, spending and returns by our customers, macroeconomic uncertainties, inflation, supply chain pressures, shipping costs, and the intended impact of cost-reduction measures. Given the volatile nature of current consumer demand and potential for further impacts to consumer behavior due to macroeconomic factors, including continued inflation, higher interest rates, the federal government shutdown, student loan repayment resumption, global political changes, including as a result of tariffs or bans, existing and future laws, regulations, and directives (including executive orders), as well as other world events, wars, and domestic and international conflicts that affect overall consumer confidence and the predictability of consumer purchasing behavior, Lulus’ financial outlook is subject to change.

LULU’S FASHION LOUNGE HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND

COMPREHENSIVE LOSS

(Unaudited)

(In thousands, except share and per share data)

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	September 28,	September 29,	September 28,	September 29,
	2025	2024	2025	2024
Net revenue	$73,591	$80,515	$219,266	$249,740
Cost of revenue	42,231	49,866	125,133	144,562
Gross profit	31,360	30,649	94,133	105,178
Selling and marketing expenses	16,935	17,624	54,843	60,231
General and administrative expenses	16,350	19,869	51,956	62,416
Loss from operations	(1,925)	(6,844)	(12,666)	(17,469)
Interest expense	(544)	(305)	(1,977)	(958)
Other income, net	205	281	1,374	779
Loss before provision for income taxes	(2,264)	(6,868)	(13,269)	(17,648)
Income tax provision	(53)	(11)	(41)	(5,763)
Net loss and comprehensive loss	(2,317)	(6,879)	(13,310)	(23,411)

Basic loss per share(1)	$(0.84)	$(2.47)	$(4.79)	$(8.49)
Diluted loss per share(1)	$(0.84)	$(2.47)	$(4.79)	$(8.49)
Basic weighted-average shares outstanding(1)	2,756,533	2,780,141	2,777,464	2,757,261
Diluted weighted-average shares outstanding(1)	2,756,533	2,780,141	2,777,464	2,757,261

(1)	Amounts have been adjusted to reflect the 1-for-15 reverse stock split that became effective as of the opening of business on July 7, 2025. Refer to Note 2, “Significant Accounting Policies”, in the Notes to the Condensed Consolidated Financial Statements included in the Quarterly Report on Form 10-Q for the period ended September 28, 2025, for more information.

LULU’S FASHION LOUNGE HOLDINGS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands, except share and per share data)

	September 28,	December 29,
	2025	2024
Assets
Current assets:
Cash and cash equivalents	$1,942	$4,460
Accounts receivable	4,739	2,158
Inventory, net	38,422	34,036
Assets for recovery	5,225	2,383
Income tax refund receivable, net	1,178	4,177
Prepaids and other current assets	4,251	4,287
Total current assets	55,757	51,501
Property and equipment, net	2,649	3,642
Goodwill	7,056	7,056
Tradename	18,509	18,509
Intangible assets, net	2,728	2,762
Lease right-of-use assets	15,999	24,030
Other noncurrent assets	644	698
Total assets	$103,342	$108,198
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$18,341	$10,991
Accrued expenses and other current liabilities	15,718	15,985
Returns reserve	18,363	9,765
Stored-value card liability	20,165	17,883
Asset based revolving credit facility - current	9,198	—
Revolving line of credit	—	13,090
Lease liabilities, current	6,378	6,611
Total current liabilities	88,163	74,325
Lease liabilities, noncurrent	11,761	19,653
Other noncurrent liabilities	899	852
Total liabilities	100,823	94,830

Stockholders' equity:
Preferred stock: $0.001 par value, 10,000,000 shares authorized, and no shares issued or outstanding	—	—
Common stock: $0.001 par value, 250,000,000 shares authorized; 2,901,867 and 2,804,542 shares issued and outstanding as of September 28, 2025 and December 29, 2024, respectively(1)	43	42
Additional paid-in capital	265,659	262,313
Accumulated deficit	(261,801)	(248,491)
Treasury stock, at cost, 146,555 shares and 22,621 shares as of September 28, 2025 and December 29, 2024, respectively(1)	(1,382)	(496)
Total stockholders' equity	2,519	13,368
Total liabilities and stockholders' equity	$103,342	$108,198

(1)	Shares have been adjusted to reflect the 1-for-15 reverse stock split that became effective as of the opening of business on July 7, 2025. Refer to Note 2, “Significant Accounting Policies”, in the Notes to the Condensed Consolidated Financial Statements included in the Quarterly Report on Form 10-Q for the period ended September 28, 2025, for more information.

LULU’S FASHION LOUNGE HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(In thousands)

	Thirty-Nine Weeks Ended
	September 28,	September 29,
	2025	2024
Cash Flows from Operating Activities
Net loss	$(13,310)	$(23,411)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	3,889	4,102
Noncash lease expense	3,406	2,958
Gain on lease modification	(92)	—
Gain on lease termination	(229)	—
Amortization of debt discount and debt issuance costs	490	137
Loss on disposal of property and equipment	2	6
Equity-based compensation expense	3,579	6,150
Deferred income taxes	—	3,802
Changes in operating assets and liabilities:	—	—
Accounts receivable	(2,581)	(925)
Inventories	(4,386)	(3,005)
Assets for recovery	(2,842)	(1,741)
Income taxes (receivable) payable	2,999	(52)
Prepaid and other current assets	(489)	(3,276)
Accounts payable	7,350	2,512
Accrued expenses and other current liabilities	10,592	19,183
Operating lease liabilities	(3,279)	(2,931)
Other noncurrent liabilities	48	1,624
Net cash provided by operating activities	5,147	5,133
Cash Flows from Investing Activities
Capitalized software development costs	(1,353)	(1,144)
Purchases of property and equipment	(308)	(1,271)
Other	33	—
Net cash used in investing activities	(1,628)	(2,415)
Cash Flows from Financing Activities
Proceeds from borrowings on revolving line of credit	—	31,500
Repayments on revolving line of credit	(13,090)	(28,000)
Proceeds from borrowings on Asset Based Revolving Credit Facility	51,356	—
Repayments on Asset Based Revolving Credit Facility	(42,158)	—
Proceeds from issuance of common stock under ESPP	(45)	239
Principal payments on finance lease obligations	(961)	(1,374)
Withholding tax payments related to vesting of RSUs and 2023 Bonus Plan	(253)	(1,005)
Repurchase of common stock	(886)	(276)
Net cash provided by (used in) financing activities	(6,037)	1,084
Net increase (decrease) in cash and cash equivalents	(2,518)	3,802
Cash and cash equivalents at beginning of period	4,460	2,506
Cash, cash equivalents and restricted cash at end of period	$1,942	$6,308

Webcast & Conference Call Information

The Company will host a conference call and live webcast with the investment community at 5:00 p.m. Eastern Time today, Wednesday, November 12, 2025, to discuss its third quarter 2025 financial results. The live webcast will be accessible through the Investor Relations section of the Company’s website at https://investors.lulus.com/. To access the call through a conference line, dial 1-877-407-0792 (in the U.S.) or 1-201-689-8263 (international callers). A replay of the conference call will be posted shortly after the call and will be available for seven days following the call. To access the replay, dial 1-844-512-2921 (in the U.S.) or 1-412-317-6671 (international callers). The access code for the replay is 13755922.

About Lulus

Headquartered in California and serving millions of customers worldwide, Lulus is an attainable luxury fashion brand for women, offering modern, unapologetically feminine designs at accessible prices for every occasion. Our aim is to make every woman feel confident and celebrated, supporting her for all of life's occasions, big or small - from work desk to dream date, cozying up on the couch to the spotlight of her wedding day. Founded in 1996, Lulus delivers fresh styles to consumers daily, using direct consumer feedback and insights to refine product offerings and elevate the customer experience. Lulus’ world class personal stylists, bridal concierge, and customer care team share an unwavering commitment to elevating style and quality and bring exceptional customer service and personalized shopping to customers around the world. Follow @lulus on Instagram and @lulus on TikTok. Lulus is a registered trademark of Lulu’s Fashion Lounge, LLC. All rights reserved.

Forward-Looking Statements

This press release contains “forward-looking statements” within the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical or current fact included in this press release are forward-looking statements, including but not limited to statements regarding our strategic priorities, demand trends, opportunities for long-term growth, the new credit agreement and our financial outlook for the fiscal year and fourth fiscal quarter ending December 28, 2025. These statements are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause Lulus’ actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including, but not limited to, the risk factors discussed in Part I, Item 1A, “Risk Factors” in Lulus’ Annual Report on Form 10-K for the fiscal year ended December 29, 2024, Part II, Item IA, “Risk Factors” in Lulus’ Quarterly Reports on Form 10-Q for the fiscal quarters ended March 30, 2025 and June 29, 2025, and our other filings with the Securities and Exchange Commission which could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release. Any such forward-looking statements represent management’s estimates as of the date of this press release. While Lulus may elect to update such forward-looking statements at some point in the future, it disclaims any obligation to do so, except as required by law, even if subsequent events cause its views to change.

Use of Non-GAAP Financial Measures and Other Operating Metrics

To supplement our condensed consolidated financial statements, which are prepared and presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”), we reference in this press release and the accompanying tables the following non-GAAP financial measures: Adjusted EBITDA, Adjusted EBITDA Margin, Net Debt and Free Cash Flow. The presentation of this non-GAAP financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP, and our non-GAAP measures may be different from non-GAAP measures used by other companies. We use these non-GAAP financial measures to evaluate our operating performance, generate future operating plans and make strategic decisions regarding the allocation of capital. Our management believes that these non-GAAP financial measures provide meaningful supplemental information regarding our performance and liquidity by excluding certain expenses that may not be indicative of our ongoing core operating performance. We believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when analyzing historical performance and liquidity and when planning, forecasting, and analyzing future periods. For a reconciliation of these non-GAAP financial measures to GAAP measures, please see the tables captioned “Reconciliation of Non-GAAP Financial Measures” included at the end of this release. Definitions of our non-GAAP financial measures and other operating metrics are presented below. We also use certain key operating metrics, including Gross Margin, Active Customers, Average Order Value, and Total Orders Placed.

Adjusted EBITDA

Adjusted EBITDA is a non-GAAP financial measure that we calculate as net loss before interest expense, income taxes, depreciation and amortization, adjusted to exclude the effects of equity-based compensation expense and other non-routine expenses. Adjusted EBITDA is a key measure used by management to evaluate our operating performance, generate future operating plans and make strategic decisions regarding the allocation of capital. In particular, the exclusion of certain expenses in calculating Adjusted EBITDA facilitates operating performance comparisons on a period-to-period basis and, in the case of exclusion of the impact of equity-based compensation, excludes items that we do not consider to be indicative of our core operating performance.

Adjusted EBITDA Margin

Adjusted EBITDA Margin is a non-GAAP financial measure that we calculate as Adjusted EBITDA (as defined above) as a percentage of our net revenue.

Active Customers

We define Active Customers as the number of customers who have made at least one purchase across our platform in the prior 12-month period. Active Customer count is measured as of the last day of the relevant period. We consider the number of Active Customers to be a key performance metric on the basis that it is directly related to consumer awareness of our brand, our ability to attract visitors to our digital platform, and our ability to convert visitors to paying customers. Active Customer counts are based on deduplication logic using customer account and guest checkout name, address, and email information.

Average Order Value

We define AOV as the sum of the total gross sales before returns across our platform in a given period, plus shipping revenue, less discounts and markdowns, divided by the Total Orders Placed (as defined below) in that period. AOV reflects the average basket size of our customers. AOV may fluctuate as we continue investing in the development and introduction of new Lulus merchandise and as a result of our promotional discount activity.

Free Cash Flow

Free Cash Flow is a non-GAAP financial measure that we calculate as net cash provided by (used in) operating activities less cash used for capitalized software development costs and purchases of property and equipment. We view Free Cash Flow as an important indicator of our liquidity because it measures the amount of cash we generate.

Gross Margin

We define Gross Margin as gross profit as a percentage of our net revenue. Gross profit is equal to our net revenue less cost of revenue. Certain of our competitors and other retailers may report cost of revenue differently than we do. As a result, the reporting of our gross profit and Gross Margin may not be comparable to other companies.

Net Debt

Net Debt is a non-GAAP financial measure that is defined as total debt, which currently consists of borrowings under the Company’s 2025 credit agreement with White Oak Commercial Finance, LLC, as amended, less cash and cash equivalents. We consider Net Debt to be an important supplemental measure of our financial position, which allows us to analyze our leverage.

Total Orders Placed

We define Total Orders Placed as the number of customer orders placed across our platform during a particular period. An order is counted on the day the customer places the order. We do not adjust the number of Total Orders Placed for any cancellation or return that may have occurred subsequent to a customer placing an order. We consider Total Orders Placed as a key performance metric on the basis that it is directly related to our ability to attract and retain customers as well as drive purchase frequency. Total Orders Placed, together with AOV, is an indicator of the net revenue we expect to generate in a particular period.

LULU’S FASHION LOUNGE HOLDINGS, INC.

KEY OPERATING AND FINANCIAL METRICS

(Unaudited)

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	September 28, 2025	September 29, 2024	September 28, 2025	September 29, 2024

	(In thousands, except Average Order Value and percentages)
Gross Margin	42.6%	38.1%	42.9%	42.1%
Net loss	$(2,317)	$(6,879)	$(13,310)	$(23,411)
Adjusted EBITDA	$364	$(3,572)	$(3,824)	$(6,438)
Adjusted EBITDA Margin	0.5%	(4.4)%	(1.7)%	(2.6)%
Active Customers	2,380	2,670	2,380	2,670
Average Order Value	$141	$131	$141	$139

Note: Refer to “Use of Non-GAAP Financial Measures and Other Operating Metrics” section above for definitions of these metrics.

LULU’S FASHION LOUNGE HOLDINGS, INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(Unaudited)

A reconciliation to non-GAAP Net Debt from total debt as of September 28, 2025 and December 29, 2024 is as follows:

	As of
	September 28, 2025	December 29, 2024

	(In thousands)
Total debt (1)	$(9,198)	$(13,090)
Cash and cash equivalents	1,942	4,460
Net Debt	$(7,256)	$(8,630)

(1)	Consists of borrowings under the Company’s 2025 credit agreement with White Oak Commercial Finance, LLC as of September 28, 2025, and the Company’s 2021 credit agreement with Bank of America, as amended, as of December 29, 2024.

A reconciliation to non-GAAP Adjusted EBITDA from net loss for the thirteen and thirty-nine weeks ended September 28, 2025 and September 29, 2024 is as follows:

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	September 28, 2025	September 29, 2024	September 28, 2025	September 29, 2024

	(In thousands, except percentages)
Net loss	$(2,317)	$(6,879)	$(13,310)	$(23,411)
Excluding:
Depreciation and amortization	1,261	1,392	3,889	4,102
Interest expense	544	305	1,977	958
Income tax provision	53	11	41	5,763
Equity-based compensation expense (1)	823	2,022	3,579	6,150
Other non-routine expense (2)	—	(423)	—	—
Adjusted EBITDA	$364	$(3,572)	$(3,824)	$(6,438)
Net loss margin	(3.1)%	(8.5)%	(6.1)%	(9.4)%
Adjusted EBITDA Margin	0.5%	(4.4)%	(1.7)%	(2.6)%

(1)	The thirteen and thirty-nine weeks ended September 28, 2025 include equity-based compensation expense for performance stock units (“PSUs”) and restricted stock units (“RSUs”) granted during the period and prior periods. The thirteen weeks ended September 29, 2024 include equity-based compensation expense for RSUs granted during the period and prior periods and PSUs and equity-based awards granted in prior periods, as well as forfeitures partially offset by accelerated vesting expense associated with the resignation of directors during the period. The thirty-nine weeks ended September 29, 2024 include equity-based compensation expense for RSUs and PSUs granted during the period and prior periods, equity-based awards granted in prior periods, as well as forfeitures partially offset by accelerated vesting expense associated with the resignation of directors during the period.

(2)	The thirteen and thirty-nine weeks ended September 29, 2024 include adjustments to previously accrued non-routine expenses related to a legal accrual net of insurance.

A reconciliation to non-GAAP Free Cash Flow from net cash (used in) provided by operating activities for the thirteen and thirty-nine weeks ended September 28, 2025 and September 29, 2024 is as follows:

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	September 28, 2025	September 29, 2024	September 28, 2025	September 29, 2024
Net cash provided by (used in) operating activities	$(1,819)	$(5,504)	$5,147	$5,133
Capitalized software development costs	(543)	(406)	(1,353)	(1,144)
Purchases of property and equipment	(32)	(386)	(308)	(1,271)
Free Cash Flow	$(2,394)	$(6,296)	$3,486	$2,718

Contact

investors@lulus.com